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                                                                       EXHIBIT 6

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

       Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. Upon completion of this offering, there will be no preferred stock outstanding, as all of the outstanding preferred stock will be converted into shares of common stock or will be redeemed with a portion of the net proceeds of this offering. See "Use of Proceeds" and "Related Party Transactions - Pre-Offering Transactions."

         Upon the completion of this offering, there will be 17,327,967 shares of common stock issued and outstanding and 3,724,947 shares of common stock reserved for issuance under outstanding stock options and under our employee benefits plans, including 724,947 shares issuable upon the exercise of options that will be outstanding upon the completion of this offering. As of the date of this prospectus, we have 7,662,719 shares of common stock, warrants to purchase 2,096,160 shares of common stock, 3,007,630 shares of Class A Preferred Stock, 1,043,235 shares of Class B Preferred Stock, 558,893 shares of Class C Preferred Stock and 44,445 shares of Class D Preferred Stock issued and outstanding. Pursuant to the Pre-Offering Transactions which will take place immediately prior to completion of this offering, all outstanding shares of common stock will be split on a 54.9827-for-one basis. In addition, a portion of the outstanding shares of common stock, Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock will be repurchased by us with proceeds from this offering. All remaining Class A, Class B and Class D Preferred Stock will be converted into 1,511,968 shares of common stock. All of our outstanding warrants will be exercised for common stock. All of the outstanding shares of the Class C Preferred Stock not repurchased by us will be exchanged for common stock immediately prior to completion of this offering or repurchased with a portion of our net proceeds of this offering. See "Use of Proceeds" and "Related Party Transactions - Pre-Offering Transactions."

COMMON STOCK

       The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. All holders of common stock are entitled to share equally in dividends declared on our common stock. See "Dividend Policy." Stock dividends may be paid on common stock, whether or not there are shares of preferred stock outstanding. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Kirkland's, after payment has been made to the holders of shares of preferred stock, if any, for the full amount to which they are entitled, the holders of the shares of common stock are entitled to share equally in the assets available for distribution.

       We and the selling shareholders are selling common stock in this offering. All currently outstanding shares of common stock are, and upon issuance, the shares of common stock being sold by us in this offering will be, duly authorized, validly issued, fully paid and non-assessable.

       The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. See "Risk Factors - Our charter and bylaw provisions and certain provisions of Tennessee law may make it difficult in some respects to cause a change in control of Kirkland's and replace incumbent management."

PREFERRED STOCK

       Pursuant to our amended and restated charter to be filed prior to the completion of this offering, the Board of Directors will be authorized, without further action by the shareholders, to issue up to 10,000,000 shares of preferred stock in one or more series or classes and to establish the designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of preferred stock so issued. The issuance of shares of preferred stock could adversely affect the voting power and other rights of holders of common stock. Because the Board of Directors without shareholder action may fix the terms of the preferred stock, the preferred stock could be

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issued quickly with terms designed to defeat a proposed takeover of Kirkland's, or to make the removal of our management more difficult. The authority to issue preferred stock or rights to purchase preferred stock could be used to discourage a change in control of Kirkland's. Our management is not aware of any such threatened transaction to obtain control of Kirkland's, and the Board of Directors has no current plans to designate and issue any shares of preferred stock.

WARRANTS

       There are currently an aggregate of 2,096,160 warrants to purchase shares of common stock outstanding. All of these warrants are currently exercisable and their exercise price is $0.01 per share, subject to certain anti-dilution adjustment provisions. Prior to the consummation of this offering, all of our warrantholders will exercise all of their warrants. This offering will not trigger any of the anti-dilution adjustment provisions in the warrants. "See Related Party Transactions - Pre-Offering Transactions."

LIMITATION OF DIRECTORS' LIABILITY

       The charter provides that none of our directors will be personally liable to us or any of our shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to us or our shareholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) any unlawful distributions. We believe this provision will assist us in securing and maintaining the services of qualified non-employee directors.

REGISTRATION RIGHTS

         Pursuant to a registration rights agreement, by and among us and our shareholders, the holders of 10,322,359 shares of our common stock will be entitled to register these shares under the Securities Act.

       Under the registration rights agreement, holders may demand that we file a registration statement under the Securities Act covering some or all of the holders' registrable securities. The registration rights agreement limits the number of demand registrations that we are required to make on behalf of the holders, and also requires a minimum anticipated price to the public of $5 million. In an underwritten offering, the managing underwriter has the right, subject to specified conditions, to limit the number of registrable securities if it is believed such registrations will exceed the number that can be sold at the desired price. In such a case, mezzanine warrantholders have priority in registration over other holders of registrable securities.

       In addition, holders have "piggyback" registration rights. If we propose to register any of our equity securities under the Securities Act other than pursuant to demand registration rights noted above or specified excluded registrations, holders may require us to include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities. Additionally, such piggyback registrations are subject to delay or termination of the registration. All shareholders with registration rights have waived their rights with respect to this offering.

       The holders also have unlimited rights to require us to register their shares on Form S-3 once we are eligible to use such form.

       In general, we will bear all fees, costs and expenses of registrations, other than underwriting discounts and commissions.

ANTI-TAKEOVER EFFECT OF CHARTER AND BYLAW PROVISIONS AND TENNESSEE LAWS

       Our charter and bylaws as well as Tennessee law contain various provisions intended to (i) promote stability of our shareholder base and (ii) render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, officers and

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employees and adversely affect the independence and integrity of our business. A summary of these provisions of the charter, bylaws and Tennessee law is set forth below.

       Classified Board; Removal of Directors. Pursuant to the charter, our Board of Directors may consist of between three and 15 members, as determined from time to time by the Board of Directors. The directors will be divided into three classes, each class to consist as nearly as possible of one-third of the directors. Directors elected by shareholders at an annual meeting of shareholders will be elected by a plurality of all votes cast at such annual meeting. Initially, the terms of office of the three classes of directors will expire, respectively, at the annual meeting of shareholders in 2003, 2004 and 2005. After the expiration of the terms of the initial classified Board of Directors, the terms of the successors of each of the three classes of directors will expire three years from the year of their respective election.

       The charter provides that except as otherwise provided for or fixed by or pursuant to an amendment to the charter setting forth the rights of the holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our Board of Directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of shareholders and until such director's successor is elected and qualified. At such next annual meeting, the shareholders shall elect a director to serve the remaining term of the newly created or vacated directorship and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our Board of Directors will shorten the term of any incumbent director. Subject to the rights of holders of any preferred stock, any director may be removed from office only for cause and only after a finding of cause by a majority of the Board of Directors (excluding the director subject to removal) followed by the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

       These provisions of the charter preclude a third party from removing incumbent directors and simultaneously gaining control of our Board of Directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our Board of Directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Kirkland's.

       Special Shareholders' Meetings and Right to Act by Written Consent. The charter and the bylaws provide that a special meeting of shareholders may be called only by our Chairman or our President or upon a resolution adopted by a majority of the entire Board of Directors. Shareholders are not generally permitted to call, or to require that the Board of Directors call, a special meeting of shareholders pursuant to the terms of the charter. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by Kirkland's. Tennessee law provides that shareholders may act by written consent if all shareholders entitled to vote are parties to the written consent. The affirmative vote of the number of shares necessary to authorize shareholder action, evidenced by such written consent, constitutes the act of the shareholders.

       Procedures for Shareholder Nominations and Proposals. The bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors and to propose any new business at any annual meeting. Only persons nominated in accordance with our shareholder notice procedure are eligible to serve as directors, and only business brought before the annual meeting in accordance with our shareholder notice procedure may be conducted at the annual meeting. Under the shareholder notice procedure, notice of shareholder nominations and proposals for new business at the annual meeting must be delivered to our Secretary, subject to certain exceptions, not in less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting; provided, however that in the event the date of the annual meeting is more than 30 days before or more than

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60 days after such anniversary date, notice by the shareholder must be received not earlier than the 90th day prior to the annual meeting and not later than the 60th day prior to the annual meeting or the 15th day following public announcement of such meeting. For nominations and proposals for any special meetings, the bylaws require notice not more than 90 days nor less than 60 days before the special meeting, or the 15th day following the day on which public announcement is first made of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The bylaws provide that notice to our Secretary with respect to any shareholder nomination or proposal must include certain information regarding the nominee, the proposal and the shareholder nominating a director or proposing business. According to the bylaws, the Chairman has the power to determine whether a shareholder nomination or proposal was brought in accordance with our shareholder notice procedure.

       By requiring advance notice of nominations by shareholders, our shareholder notice procedure affords the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, our shareholder notice procedure provides a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board of Directors, provides the Board of Directors with an opportunity to inform shareholders, prior to such meetings, of the Board of Directors' position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

       Although the bylaws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, the Chairman has the power to determine compliance with our shareholder notice procedure. The bylaws also may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Kirkland's and its shareholders.

       Amendment of Kirkland's Charter and Bylaws. The charter provides that, unless previously approved by the Board of Directors, the affirmative vote of at least 80% of all of our outstanding capital stock entitled to vote generally in the election of directors ("Voting Power"), voting together as a single class, would be required to (i) amend or repeal the provisions of the charter with respect to the election of directors and the right to call a special shareholders' meeting, (ii) adopt any provision inconsistent with such provisions and (iii) amend or repeal the provisions of the charter with respect to amendments to the charter or the bylaws. With the previous approval of the Board of Directors, a majority of the Voting Power is required to amend these charter provisions. In addition, the bylaws provide that the amendment or repeal by shareholders of any bylaws made by the Board of Directors would require the affirmative vote of at least 80% of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

       Tennessee Corporate Takeover Acts. Tennessee has enacted several corporate takeover acts for the purpose of protecting its substantial interest in domestic corporations conducting a significant amount of business within the state.

       Business Combination Act. Tennessee's Business Combination Act provides that a party (such party is called an "interested shareholder") owning 10% or more of the stock in a "resident domestic corporation" (which we are) cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least five years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and
(ii) either (A) is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the Business Combination Act.

       These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity

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becomes an interested shareholder, or the resident domestic corporation may enact a charter amendment or bylaw to remove itself entirely from the Business Combination Act. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote. It may not take effect for at least two years after the vote. We have not adopted a charter or bylaw amendment removing us from coverage under the Business Combination Act.

       The Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Business Combination Act's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the applicable charter.

       Investor Protection Act. Tennessee's Investor Protection Act ("Investor Protection Act") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. We satisfy both of these requirements. The Investor Protection Act requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material concerning the takeover offer and may call for hearings. The Investor Protection Act does not apply to an offer that the offeree company's board of directors recommends to shareholders.

       In addition to requiring the offeror to file a registration statement with the Commissioner, the Investor Protection Act requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The Investor Protection Act prohibits "fraudulent, deceptive, or manipulative acts or practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company or any of its respective affiliates has engaged in or is about to engage in a violation of the Investor Protection Act. Upon proper showing, the chancery court may grant injunctive relief. The Investor Protection Act further provides civil and criminal penalties for violations.

       Greenmail Act. The Tennessee Greenmail Act ("Greenmail Act") applies to any corporation chartered under the laws of Tennessee that has a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Greenmail Act provides that it is unlawful for any corporation or subsidiary to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the Greenmail Act, from any person who holds more than 3% of the class of the securities purchased if such person has held such shares for less than two years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the common stock is StockTrans, Inc.

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